December 27, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Williams Capital Management Trust (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, dated December 27, 2004. We agree with the statements concerning our Firm in such Item 77K.

Very truly yours,



PricewaterhouseCoopers LLP